Exhibit 99.1

JOINT FILING AGREEMENT

AGREEMENT dated as of February 27, 2026, by and among Averin Capital Acquisition Sponsor LLC, Handel Rose LLC, and David Berry (together, the “Parties”).

Each Party hereto represents to the other Party that it is eligible to use Schedule 13D to report its beneficial ownership of Class A ordinary shares, $0.0001 par value, of Averin Capital Acquisition Corp, as of February 27, 2026, relating to such beneficial ownership, being filed on behalf of each of them.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Parties to the extent it knows or has reason to believe that any information about the other Parties is inaccurate.

Date: February 27, 2026	Averin Capital Acquisition Sponsor LLC
By: Handel Rose LLC, its managing member

By:

		By:	/s/ David Berry
		Name:	David Berry
		Title:	Manager of Handel Rose LLC, the Managing Member of Averin Capital Acquisition Sponsor LLC

Date: February 27, 2026

	By:	/s/ David Berry
David Berry

Handel Rose LLC

Date: February 27, 2026

	By:	/s/ David Berry
		Name:	David Berry
		Title:	Manager